EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES ELECTION

OF HENRY L. MEYER III TO BOARD OF DIRECTORS

Announces resignation of Director Donald L. Sturm

HOUSTON, Sept. 17, 2003 - Continental Airlines (NYSE: CAL) announced today that Henry L. Meyer III, chairman, president and chief executive officer of KeyCorp, has been elected to the airline's board of directors.

Meyer has served as chairman of Cleveland-based KeyCorp, one of the nation's largest bank-based financial services companies with assets of approximately $85 billion, since May 2001. He was named chief executive officer in February 2001 and president in May 1997. KeyCorp is ranked 285 in the 2003 Fortune 500 with more than $6 billion in annual revenues.

Meyer will replace former director Donald L. Sturm, who resigned from the board this month after 10 years as a Continental director. Sturm is chairman and chief executive officer of the Sturm Group, Inc.

"We are fortunate to have someone of Henry's caliber and experience to join our board," said Gordon Bethune, Continental Airlines chairman and chief executive officer. "We appreciate Don's many contributions over the years and wish him all the best."

Meyer, who holds an MBA from Harvard University, is currently a director of Lincoln Electric Holdings, Inc. In addition, he serves on several civic and cultural boards in the greater Cleveland area, and is immediate past chairman of the board of the University Hospitals Health System, Inc. and University Hospitals of Cleveland.

Continental Airlines is the world's seventh-largest airline and has more than 2,200 daily departures. With 130 domestic and 95 international destinations, Continental has the broadest global route network of any U.S. airline, including extensive service throughout the Americas, Europe and Asia.

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